Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Reports Revenue and Net Income for the Thirteen Weeks and Twenty-six Weeks Ended June 30, 2012

Warren, MI – July 26, 2012 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen weeks and twenty-six weeks ended June 30, 2012.

For the thirteen weeks ended June 30, 2012, operating revenues increased 2.8%, or $5.1 million, to $185.1 million from $180.0 million for the thirteen weeks ended July 2, 2011, and our operating ratio improved 70 basis points to 95.9% for the thirteen weeks ended June 30, 2012 from 96.6% for the thirteen weeks ended July 2, 2011. Included in operating revenues are fuel surcharges of $24.3 million and $25.0 million for the thirteen weeks ended June 30, 2012 and July 2, 2011, respectively. Income from operations increased by 22.9%, or $1.4 million, to $7.5 million for the thirteen weeks ended June 30, 2012 from $6.1 million for the thirteen weeks ended July 2, 2011, and net income increased by $1.1 million, to $5.0 million, or $0.32 per basic and diluted share, for the thirteen weeks ended June 30, 2012, from $3.9 million, or $0.25 per basic and diluted share, for the thirteen weeks ended July 2, 2011. Included in net income for the thirteen weeks ended June 30, 2012 were $0.3 million, or $0.02 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale.

Universal’s truckload revenue for the thirteen weeks ended June 30, 2012 decreased by 0.7% to $110.0 million from $110.8 million in the corresponding period of 2011. Brokerage revenue for the thirteen weeks ended June 30, 2012 increased by 9.2% to $46.0 million from $42.2 million in the corresponding period of 2011. Intermodal revenue for the thirteen weeks ended June 30, 2012 increased by 7.6% to $29.0 million from $27.0 million in the corresponding period of 2011. Included in intermodal revenue for the thirteen weeks ended June 30, 2012 is $1.1 million of revenue from our acquisition completed in the second quarter of 2012.

For the twenty-six weeks ended June 30, 2012, operating revenues increased 6.9%, or $23.3 million, to $360.9 million from $337.6 million for the twenty-six weeks ended July 2, 2011, and our operating ratio improved 70 basis points to 96.4% for the twenty-six weeks ended June 30, 2012 from 97.1% for the twenty-six weeks July 2, 2011. Included in operating revenues are fuel surcharges of $46.3 million and $42.9 million for the twenty-six weeks ended June 30, 2012 and July 2, 2011, respectively. Income from operations increased by 29.7%, or $2.9 million, to $12.9 million for the twenty-six weeks ended June 30, 2012 from $9.9 million for the year ended July 2, 2011, and net income increased by $1.8 million, to $8.6 million, or $0.55 per basic and diluted share, for the twenty-six weeks ended June 30, 2012, from $6.8 million, or $0.44 per basic and diluted share, for the twenty-six weeks ended July 2, 2011. Included in net income for the twenty-six weeks ended June 30, 2012 were $0.5 million, or $0.03 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale compared to $0.5 million, or $0.04 per basic and diluted share, for the twenty-six weeks ended July, 2 2011.

Universal’s truckload revenue for the twenty-six weeks ended June 30, 2012 increased by 2.9% to $214.1 million from $208.1 million in the corresponding period of 2011. Included in truckload revenue for the twenty-six weeks ended June 30, 2012 is $1.3 million of revenue from our acquisition completed in the first quarter of 2011. Brokerage revenue for the twenty-six weeks ended June 30, 2012 increased by 17.0% to $92.4 million from $79.0 million in the corresponding period of 2011. Included in brokerage revenue for the twenty-six weeks ended June 30, 2012 is $0.7 million of revenue from our acquisition completed in the first quarter of 2011. Intermodal revenue for the twenty-six weeks ended June 30, 2012 increased by 7.7% to $54.4 million from $50.5 million in the corresponding period of 2011. Included in intermodal revenue for the twenty-six weeks ended June 30, 2012 is $1.1 million of revenue from our acquisition completed in the second quarter of 2012.

“The second quarter of 2012 proved to be another good quarter for Universal,” stated Don Cochran, Universal’s President and CEO. “Our revenue growth in the second quarter of 2012 was driven by an increase in the number of loads hauled and our average revenue per loaded mile for our brokerage and intermodal operations compared to the second quarter of 2011. Excluding fuel surcharges, we were able to improve our operating ratio by 80 basis points and increase our income from operations by $1.4 million or 22.9%. In addition, excluding the effect of gains on marketable securities, we were able to increase our earnings per share from $0.25 per share in the second quarter of 2011 to $0.30 per share in the second quarter of 2012, a 20.0% increase. We remain cautiously optimistic about the 2nd half of 2012 and believe we will see an uptick in revenue for the third quarter based on the seasonality of the freight we haul, and will continue to look for ways to improve our profitability in a challenging market.”

Universal Truckload Services, Inc. is primarily an asset light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services, which allow us to supplement our capacity and provide our customers with transportation of freight by using third party capacity, and full service international freight forwarding and customs house brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

* * * * * * * * * * * * * * *

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Operating revenues:
Truckload	$109,980	$110,798	$214,101	$208,111
Brokerage	46,032	42,165	92,415	78,970
Intermodal	29,043	26,998	54,387	50,510

Total operating revenues	185,055	179,961	360,903	337,591

Operating expenses:
Purchased transportation	141,803	139,631	276,873	260,090
Commissions expense	10,551	10,675	20,625	20,581
Other operating expense	4,225	3,235	8,243	6,939
Selling, general, and administrative	14,059	13,223	28,257	25,946
Insurance and claims	3,908	4,189	8,050	8,326
Depreciation and amortization	2,998	2,897	5,966	5,768

Total operating expenses	177,544	173,850	348,014	327,650

Income from operations	7,511	6,111	12,889	9,941
Interest income, net	1	27	13	44
Other non-operating income	669	168	1,173	1,158

Income before provision for income taxes	8,181	6,306	14,075	11,143
Provision for income taxes	3,183	2,371	5,479	4,309

Net income	$4,998	$3,935	$8,596	$6,834

Earnings per common share:
Basic	$0.32	$0.25	$0.55	$0.44
Diluted	$0.32	$0.25	$0.55	$0.44
Weighted average number of common shares outstanding:
Basic	15,494	15,614	15,516	15,623
Diluted	15,494	15,614	15,516	15,623
Dividends paid per common share:	$—	$—	$1.00	$—

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$226	$878
Marketable securities	14,201	16,059
Accounts receivable – net	80,750	74,776
Other current assets	15,186	17,627

Total current assets	110,363	109,340
Property and equipment – net	91,516	89,985
Other long-term assets – net	29,892	29,619

Total assets	$231,771	$228,944

Liabilities and shareholders’ equity
Total current liabilities	$65,168	$55,650
Total long-term liabilities	12,347	11,158

Total liabilities	77,515	66,808
Total shareholders’ equity	154,256	162,136

Total liabilities and shareholders’ equity	$231,771	$228,944

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Average number of tractors provided by owner-operators
Truckload	2,429	2,490	2,421	2,451
Intermodal	689	675	654	665

Total	3,118	3,165	3,075	3,116

Truckload Revenues:
Average operating revenues per loaded mile	$3.19	2.95	$3.14	$2.84
Average operating revenues per loaded mile, excluding fuel surcharges	$2.63	2.41	$2.60	$2.37
Average operating revenues per load	$1,130	1,095	$1,115	$1,071
Average operating revenues per load, excluding fuel surcharges	$934	895	$924	$892
Average length of haul (2)	355	372	356	377
Number of loads	97,333	101,193	191,939	194,389

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.57	2.43	$2.55	$2.32
Average operating revenues per load (1)	$1,449	1,401	$1,445	$1,357
Average length of haul (1) (2)	565	577	568	586
Number of loads (1)	27,936	26,710	57,126	52,293

Intermodal Revenues:
Drayage (in thousands)	$24,476	24,612	$45,710	$45,516
Domestic Intermodal (in thousands)	$1,956	—	$3,347	—
Depot (in thousands)	$2,611	2,386	$5,330	$4,994

Total (in thousands)	$29,043	26,998	$54,387	$50,510

Average operating revenues per loaded mile (3)	$4.53	4.36	$4.39	$4.12
Average operating revenues per loaded mile, excluding fuel surcharges (3)	$3.65	3.52	$3.54	$3.39
Average operating revenues per load (3)	$304	319	$293	$312
Average operating revenues per load, excluding fuel surcharges (3)	$244	258	$236	$256
Number of loads (3)	80,580	77,048	155,843	146,041

(1)	Excludes operating data from Universal Logistics Solutions, Inc., and D. Kratt International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.
(3)	Excludes operating data from Universal Logistics Solutions, Inc., in order to improve the relevance of the statistical data related to our intermodal services and improve the comparability to our peer companies.